EXHIBIT 99.1

August 4, 2006

Mrs. Patricia Hartung
Chairman
Community Capital Corporation
P. O. Box 218
Greenwood, SC 29646

Re: Resignation from Board

Dear Trish:

I can now see that I must resign from the boards of Community Capital Corporation and CapitalBank. I find that I do not have the time to put into preparation that I feel a good board member must spend. I wish you and the Board well and hope you will look out for my stock and that of the other shareholders.

Sincerely,

David P. Allred, M.D.